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                                                                Exhibit 3(i)


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             WALTER INDUSTRIES, INC.




    WALTER INDUSTRIES, INC., a Delaware Corporation (the "Corporation"), hereby certifies as follows:

    Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation have duly adopted the following Amended and Restated Certificate of Incorporation. The Corporation was originally incorporated under the name "Hillsborough Holdings Corporation" and filed its original Certificate of Incorporation with the Secretary of State of Delaware on August 6, 1987. The Corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on March 17, 1995.

    1. The name of the Corporation is WALTER INDUSTRIES, INC.

    2. The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

    3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    4. The total number of shares of stock that the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $.01 each.

    Voting and transfer of the shares of Common Stock held by The Celotex Corporation (in its capacity as the Celotex Settlement Fund Recipient under the Second Amended and Restated Veil Piercing Settlement Agreement ("Celotex")) and its successors are restricted by Section 3.22(c) of the Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified


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on March 1, 1995, as the same may be further amended or supplemented from time to time (the "Consensual Plan"), and the Stockholder's Agreement, dated as of March 17, 1995, by and between Celotex and the Corporation.

    5. The bylaws of the Corporation may be altered, amended or repealed by the Board of Directors of the Corporation acting by the vote of the majority of the whole Board of Directors.

    6. Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

    7. To the fullest extent permitted by applicable law, the Corporation shall indemnify any current or former director, officer, employee or agent of the Corporation, and such director's, officer's, employee's or agent's heirs, executors and administrators, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation, or otherwise, to which such indemnified party was or is a party or is threatened to be made a party by reason of such indemnified party's current or former position with the Corporation or by reason of the fact that such indemnified party is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall, from time to time, reimburse or advance to any current


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or former director or officer or other person entitled to indemnification hereunder the funds necessary for payment of defense expenses as incurred. Any repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

    8. The Tax Oversight Committee shall consist of such members as provided in
Section 1.229 of the Consensual Plan.

                                     * * * *

    IN WITNESS WHEREOF, WALTER INDUSTRIES, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by E. A. Porter, its Vice President, this 14th day of October, 1998.

                             WALTER INDUSTRIES, INC.

                             By: /s/ E. A. Porter
                                -------------------------
                                E. A. Porter
                                Vice President


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